Exhibit 99.1

Rex Energy Announces New Chief Financial Officer

STATE COLLEGE, Pa., January 28, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced that Thomas Rajan has been appointed Chief Financial Officer of the company effective February 1, 2015.

Mr. Rajan brings almost 30 years of business and finance experience to his role at Rex Energy, with 20 years in oil and gas finance, credit, and capital markets roles. He has a deep background in financing and capital raising transactions, strategic planning, and mergers and acquisitions. Most recently, Mr. Rajan has been serving as the managing partner of High View Energy LLC, a Fort Worth, TX-based company focused on domestic exploration and production. He was previously Managing Director of KeyBanc Capital Markets in Dallas, where he spent eight years in investment and corporate banking roles, ultimately leading the Oil & Gas Investment Banking and Corporate Banking practices. While at KeyBanc, Mr. Rajan was instrumental in assisting Rex Energy through the company’s IPO and subsequent equity raising transactions, and he has advised Rex’s management on a number of strategic acquisition and divestiture projects since 2006. Prior to his time at KeyBanc, Mr. Rajan spent several years in corporate finance roles with Comerica Bank, Cross Timbers Oil Company and JP Morgan Chase.

“I am very pleased to welcome Thomas as our new Chief Financial Officer,” commented Tom Stabley, Rex Energy’s Chief Executive Officer. “Thomas has been a trusted advisor to Rex for more than eight years. His extensive experience and expertise in strategic planning and capital markets, together with his knowledge of Rex and our industry, make him an ideal addition to Rex’s management team.”

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com